U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2005

American Capital Strategies, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.

On August 3, 2005, American Capital Strategies, Ltd. (the “Company”) entered into the fifth amendment to an existing Credit Facility (the “Facility”), evidenced by an amended and restated loan funding and servicing agreement by and among ACS Funding Trust I, as the borrower, the Company, as the servicer, Variable Funding Capital Corporation, as a conduit lender, Wachovia Capital Markets, LLC, as the deal agent, YC SUSI Trust as a conduit lender, Bank of America, National Association as an institutional lender and as lender agent for YC SUSI Trust, and JPMorgan Chase Bank as an institutional lender and as the swingline lender (the “Agreement”). The amendment extended the termination date of the Agreement. The Company’s ability to make draws under the Facility now expires as of August 7, 2006, unless extended prior to such date for an additional 364-day period with the consent of the lenders thereto. If the Facility is not extended, any principal amounts then outstanding will be amortized over a 24-month period through a termination date of August 8, 2008. The amendment also modified certain immaterial terms of the Agreement.

Each of Wachovia Capital Markets, LLC, Citigroup Global Markets Realty Corp., and JPMorgan Chase Bank and/or their affiliates have also performed investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. In addition, each of Wachovia Capital Markets, LLC, Citigroup Global Markets Realty Corp., JPMorgan Chase Bank or Bank of America, National Association and/or their affiliates, may, from time to time, engage in transactions or perform services for the Company in the ordinary course of their business.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit
10.1	Amendment No. 5 to Second Amended and Restated Loan Funding and Servicing Agreement, dated as of August 3, 2005, among ACS Funding Trust I, American Capital Strategies, Ltd., Variable Funding Capital Corporation, Citigroup Global Markets Realty Corp., Wachovia Capital Markets, LLC, YC SUSI Trust, Bank of America, National Association, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: August 9, 2005	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary

3